                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF

                           SIBIA NEUROSCIENCES, INC.
                                       AT
                              $8.50 NET PER SHARE
                                       BY

                              MC SUBSIDIARY CORP.,
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF

                               MERCK & CO., INC.
                     -------------------------------------

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, SEPTEMBER 2, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) OF THE OFFER AT LEAST THAT NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTIONS 12 AND 14.
                     -------------------------------------

     THE BOARD OF DIRECTORS OF SIBIA NEUROSCIENCES, INC. (THE "COMPANY") HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT REFERRED TO HEREIN AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.
                     -------------------------------------

                                   IMPORTANT

     ANY STOCKHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH STOCKHOLDER'S SHARES AND THE ASSOCIATED RIGHTS (EACH AS HEREINAFTER DEFINED) SHOULD EITHER (I) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER THE CERTIFICATE(S) REPRESENTING THE TENDERED SHARES, AND ALL OTHER REQUIRED DOCUMENTS, TO THE DEPOSITARY OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN SECTION 3 OR (II) REQUEST HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR HIM. A STOCKHOLDER WHOSE SHARES ARE REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT SUCH PERSON IF HE DESIRES TO TENDER SUCH SHARES.

     A STOCKHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES REPRESENTING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE OR WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER ON A TIMELY BASIS MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURE FOR GUARANTEED DELIVERY SET FORTH IN SECTION 3.

     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT, AT ITS ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY AND OTHER RELATED MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT OR FROM BROKERS, DEALERS, COMMERCIAL BANKS AND TRUST COMPANIES.
                     -------------------------------------

                    THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
AUGUST 6, 1999

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
Introduction.....................................................    1
 1.  Terms of the Offer; Expiration Date.........................    4
 2.  Acceptance for Payment and Payment for Shares...............    5
 3.  Procedure for Tendering Shares..............................    6
 4.  Withdrawal Rights...........................................    8
 5.  Certain Federal Income Tax Consequences.....................    8
 6.  Price Range of Shares.......................................   10
 7.  Effect of the Offer on the Market for Shares; Stock
     Quotation; Exchange Act Registration and Margin
     Securities..................................................   10
 8.  Certain Information Concerning the Company..................   11
 9.  Certain Information Concerning Parent and Offeror...........   14
10.  Source and Amount of Funds..................................   15
11.  Background of the Offer.....................................   15
12.  Purpose of the Offer and the Merger; Plans for the Company;
     The Transaction Documents...................................   16
13.  Dividends and Distributions.................................   33
14.  Certain Conditions to the Offer.............................   33
15.  Certain Regulatory and Legal Matters........................   34
16.  Fees and Expenses...........................................   36
17.  Miscellaneous...............................................   36
Schedule I -- CERTAIN INFORMATION CONCERNING THE DIRECTORS AND
              EXECUTIVE OFFICERS OF PARENT AND OFFEROR...........  I-1

To the Holders of Common Stock of
SIBIA NEUROSCIENCES, INC.:

                                  INTRODUCTION

     MC Subsidiary Corp., a Delaware corporation ("Offeror"), and a direct wholly-owned subsidiary of Merck & Co., Inc., a New Jersey corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Common Stock"), inclusive of their respective associated preferred stock purchase rights (the "Rights" and, the shares of Common Stock inclusive of their respective Rights, the "Shares"), of SIBIA Neurosciences, Inc., a Delaware corporation (the "Company"), at a purchase price of $8.50 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). The Rights were issued pursuant to the Rights Agreement, dated as of March 17, 1997 and as amended as of July 30, 1999 (the "Rights Agreement"), between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, and are currently evidenced by and trade with certificates evidencing the Common Stock.

     Offeror is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated thereby. For information concerning Parent, see Section 9.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Offeror will pay all fees and expenses of Norwest Bank Minnesota, N.A., which is acting as the Depositary (the "Depositary") and Morrow & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT THERETO.

     CIBC WORLD MARKETS CORP., THE COMPANY'S FINANCIAL ADVISOR (THE "FINANCIAL ADVISOR"), HAS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ITS WRITTEN OPINION TO THE EFFECT THAT, AS OF JULY 30, 1999, THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF SHARES (OTHER THAN PARENT, OFFEROR AND ANY AFFILIATES THEREOF) PURSUANT TO THE MERGER AGREEMENT IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW. SUCH OPINION IS SET FORTH IN FULL AS AN ANNEX TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (THE "SCHEDULE 14D-9"), WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY CONCURRENTLY HEREWITH.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER AT LEAST THAT NUMBER OF SHARES EQUIVALENT TO A MAJORITY OF THE TOTAL ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS (SUCH CONDITION, THE "MINIMUM CONDITION", AND SUCH SHARES, THE "MINIMUM SHARES"). SEE SECTIONS 12 AND 14.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 30, 1999 (the "Merger Agreement"), among Parent, Offeror and the Company, pursuant to which, following the later of the consummation of the Offer and the satisfaction or waiver of certain conditions, Offeror will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will be the surviving corporation (the "Surviving Corporation"). Parent also has the right to assign Offeror's rights under the Merger Agreement to another wholly owned direct subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by the Company or any direct or indirect subsidiary of the Company or owned by Parent or Offeror or any other direct or indirect subsidiary of Parent and other than Shares held by stockholders, if any, who perfect their appraisal rights under Delaware law (the "Excluded Shareholders")) will be converted into, and become exchangeable for, the right to receive $8.50 per Share in cash (the "Merger Consideration") and the Company will become a direct wholly owned subsidiary of Parent. See Section 12.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by Offeror to have occurred, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary.

     If by 12:00 Midnight, New York City time, on Thursday, September 2, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, Offeror reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

     There can be no assurance that Offeror will exercise its right to extend the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 am., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change). Without limiting the obligation of Offeror under such rules or the manner in which Offeror may choose to make any public announcement, Offeror will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     In the Merger Agreement, Offeror has agreed that it will not, without the prior consent of the Company, extend the Offer if all of the conditions to the Offer have been satisfied, except that Offeror may, without the consent of the Company, extend the Offer (i) if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, for one or more periods (none of which shall exceed ten business days) but in no event past 90 days from the date of the Merger Agreement unless the waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has not terminated or expired and then in any event not later than March 1, 2000, (ii) for such period as may be required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer, or (iii) if all conditions to the Offer are satisfied or waived but more than 90% of the issued and outstanding Shares have not been tendered, for one or more periods (each such period to be for not more than three business days and such extensions to be for an aggregate period of not more than ten business days beyond the latest expiration date that would be permitted under clause (i) or
(ii) of this sentence). In addition, Offeror has agreed that, without the prior written consent of the Company, it will not (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer, (iv) change any conditions to the Offer (including the conditions described in Section 14) or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Offeror) or (v) amend or waive the Minimum Condition.

     If Offeror makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including, with the consent of the Company, the Minimum Condition), Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     Based on the representations and warranties of the Company contained in the Merger Agreement, and information provided by the Company, as of July 23, 1999,
(i) 9,703,769 Shares were outstanding, (ii) one share of Series B Convertible Preferred Stock, par value $0.001 (the "Series B Convertible Preferred Stock") was outstanding, which as of July 23, 1999 was convertible into approximately 406,256 shares of Common Stock, (iii) 2,513,141 shares of Common Stock were reserved for issuance under the Company's 1996 Equity Incentive Plan, as amended, of which options to acquire 1,057,205 shares of Common Stock were outstanding, (iv) 500,000 shares of Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan, of which 9,934 shares of Common Stock could be purchased, (v) 235,000 shares of Common Stock were reserved for issuance under the Company's 1996 Non-Employee Directors' Stock Option Plan, of which options to acquire 65,000 shares of Common Stock were outstanding, (vi) 219,304 shares of Common Stock were reserved for issuance under the Company's Amended and Restated 1992 Stock Option and Restricted Stock Plan, of which options to acquire 219,304 shares of Common Stock were outstanding, (vii) 205,487 shares of Common Stock were outstanding under the Management Change of Control Plan and (viii) 1,410 shares of Common Stock were outstanding under the 1981 Employee Stock Option Plan. In addition, 150,000 shares of Series A Junior Participating Preferred Stock of the Company are subject to issuance upon the exercise of the Rights. Further, in connection with the execution and delivery of the Merger Agreement, the Company has entered into an agreement (the "Stock Option Agreement") with Parent granting Parent an option to purchase Shares on certain terms and conditions.

     Based on the foregoing, the Minimum Condition will be satisfied if 5,834,183 Shares are validly tendered and not withdrawn prior to the Expiration Date (assuming the Series B Convertible Preferred Stock would be convertible into 406,256 shares of Common Stock in connection with the Offer). The number of Shares required to be validly tendered and not withdrawn in order to satisfy the Minimum Condition will increase to the extent additional Shares are deemed to be outstanding on a fully diluted basis. For purposes of the Offer to Purchase, any reference to a majority of the total issued and outstanding shares or shares outstanding on a fully diluted basis excludes any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the stockholders of the Company. Under the General Corporation Law of the State of Delaware ("Delaware Law") and the Company's certificate of incorporation, the stockholder vote necessary to approve the Merger will be the affirmative vote of the holders of at least a majority of the outstanding Shares, including Shares held by Offeror and its affiliates. Accordingly, if Offeror acquires a majority of the outstanding Shares, Offeror will have the voting power required to approve the Merger without the affirmative vote of any other stockholders of the Company. Furthermore, if Offeror acquires at least 90% of each class of outstanding shares (which would include each of the outstanding shares of Common Stock as well as the outstanding share of Series B Convertible Preferred Stock) pursuant to the Offer or otherwise, Offeror would be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the Delaware Law, without prior notice to, or any action by, any other stockholder of the Company. In such event, Offeror intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. Parent expects during the pendency of the Offer to seek to have discussions with the holder of the Series B Convertible Preferred Stock regarding the sale by such holder to Parent after consummation of the Offer. However, Parent cannot under Rule 10b-13 under the Exchange Act, directly or indirectly, purchase, or make any arrangement to purchase, the Series B Convertible Preferred Stock until after consummation of the Offer. If the outstanding share of Series B Convertible Preferred Stock is not converted and tendered in the Offer or Parent does not purchase the Series B Convertible Preferred Stock following consummation of the Offer, Parent will be unable to effect a "short-form" merger. The Merger Agreement is more fully described in Section 12.

     Concurrently with the execution and delivery of the Merger Agreement, the Company granted to Parent an option purchase up to 1,931,050 Shares at a cash price equal to $8.50 per share and on the other terms and subject to the conditions set forth in the Stock Option Agreement dated July 30, 1999, among the Company, Parent and Offeror (the "Stock Option Agreement"). See Section 12.

     Concurrently with the execution and delivery of the Merger Agreement, The Salk Institute for Biological Studies, Skandigen AB and Dr. William T. Comer (collectively, the "Major Stockholders"), entered into a Shareholders Agreement, dated as of July 30, 1999 (the "Shareholders Agreement"), with Parent and Offeror. As of July 30, 1999, the Major Stockholders beneficially owned (as defined pursuant to Rule 13d-3 of the Exchange Act) approximately 34.1% of the Shares (approximately 29.0% of the Shares on a fully diluted basis). Pursuant to the Shareholders Agreement, the Major Stockholders have, among other things, entered into a voting agreement with Parent and Offeror, granted an irrevocable proxy to Offeror's designees with respect to their Shares, agreed to tender their Shares in the Offer and agreed to grant to Offeror an option to purchase the Shares held by them at the Offer Price under specified circumstances. If the Major Stockholders tender in the Offer, as they have agreed to do, the Minimum Condition will be satisfied if 2,646,126 Shares (approximately 22.7% of the Shares on a fully diluted basis) are tendered in the Offer by other stockholders. For purposes of this Offer to Purchase, any reference to beneficial ownership of Parent or Offeror of Shares or similar references shall exclude Shares subject to the Shareholders Agreement.

     The Company has distributed one Right for each outstanding share of Common Stock pursuant to the Rights Agreement. Based on the information disclosed by the Company in the Merger Agreement and in the Schedule 14D-9, in connection with the Company's entering into the Merger Agreement, the Board of Directors authorized an amendment to the Rights Agreement so that the Rights Agreement shall not be applicable as a result of the execution, delivery or performance of the Merger Agreement, the Shareholders Agreement or the Stock Option Agreement or the consummation of the Offer and the Merger or the other transactions contemplated by such agreements. If the Rights Agreement had not been so amended, a distribution of Rights certificates separate from the Common Stock might have resulted from the Offer, the Merger Agreement, the Shareholders Agreement or the Stock Option Agreement or any of the respective transactions contemplated thereby.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THIS OFFER TO PURCHASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THE RISKS ASSOCIATED WITH SATISFYING THE CONDITIONS TO THE OFFER. CERTAIN OF THESE RISK FACTORS, AS WELL AS ADDITIONAL RISKS AND UNCERTAINTIES, ARE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE COMMISSION.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with
Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, September 2, 1999, unless and until Offeror (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.

     Consummation of the Offer is conditioned upon satisfaction of the Minimum Condition and the other conditions set forth in Section 14. Subject to the terms and conditions contained in the Merger Agreement, Offeror reserves the right (but shall not be obligated) to waive any or all such conditions.

     The Company is providing Offeror with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Offeror to record holders of Shares and will be furnished by Offeror to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Subject to and in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4, as soon as practicable after the Expiration Date. Any determination concerning the satisfaction or waiver of such terms and conditions will be within the reasonable discretion of Offeror, and such determination will be final and binding on all tendering stockholders. See Sections 1 and 14. Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Offeror may enforce such agreement against such participant.

     For purposes of the Offer, Offeror will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Offeror and not withdrawn as, if and when Offeror gives oral or written notice to the Depositary of Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Offeror and transmitting payment to tendering stockholders. If Offeror is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Offeror's rights under the Offer (but subject to compliance with Rule 14e-l(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Offeror, retain tendered Shares, and any such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4. UNDER NO CIRCUMSTANCES

WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or otherwise, certificates for any such Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates for tendered Shares must be received by the Depositary along with the Letter of Transmittal at one of such addresses or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be issued to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instruction 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

          (1) such tender is made by or through an Eligible Institution;

          (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror herewith, is received by the Depositary as provided below, prior to the Expiration Date; and

          (3) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within three NASDAQ National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares or a Book-Entry Confirmation with respect to such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY OFFEROR, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Offeror upon the terms and subject to the conditions to the Offer.

     Backup Withholding. Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" as discussed in Section 5.

     Appointment. By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Offeror as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after August 6, 1999. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective). The designees of Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares or other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, or otherwise, as they in their sole discretion deem proper. Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Offeror's acceptance for payment of such Shares, Offeror must be able to exercise full voting and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders then scheduled.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Offeror, in its sole discretion, which determination will be final and binding. Offeror reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Offeror's counsel, be unlawful. Offeror also reserves the absolute right, in its sole discretion, subject to the terms and conditions of the Merger Agreement, to waive any of the conditions to the Offer or any defect or irregularity in any tender with respect to any particular Shares, whether or not similar defects or irregularities are waived in the case of other Shares. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Parent, Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless accepted for payment and paid for by Offeror pursuant to the Offer, may also be withdrawn at any time after October 4, 1999.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Offeror in its sole discretion, which determination will be final and binding. None of Offeror, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     THE FOLLOWING IS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO HOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER OR WHOSE SHARES ARE CONVERTED INTO THE RIGHT TO RECEIVE CASH IN THE MERGER. THE SUMMARY IS BASED ON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), APPLICABLE CURRENT AND PROPOSED UNITED STATES TREASURY REGULATIONS ISSUED THEREUNDER, JUDICIAL AUTHORITY AND ADMINISTRATIVE RULINGS AND PRACTICE, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT, AT ANY TIME AND, THEREFORE, THE FOLLOWING STATEMENTS AND CONCLUSIONS COULD BE ALTERED OR MODIFIED. THE DISCUSSION DOES NOT ADDRESS HOLDERS OF SHARES IN WHOSE HANDS SHARES ARE NOT CAPITAL

ASSETS, NOR DOES IT ADDRESS HOLDERS WHO RECEIVED SHARES AS PART OF A HEDGING, "STRADDLE," CONVERSION OR OTHER INTEGRATED TRANSACTION, UPON CONVERSION OF SECURITIES OR EXERCISE OF WARRANTS OR OTHER RIGHTS TO ACQUIRE SHARES OR PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, OR TO HOLDERS OF SHARES WHO ARE IN SPECIAL TAX SITUATIONS (SUCH AS INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, UNITED STATES EXPATRIATES OR NON-U.S. PERSONS). FURTHERMORE, THE DISCUSSION DOES NOT ADDRESS THE TAX TREATMENT OF HOLDERS WHO EXERCISE APPRAISAL RIGHTS IN THE MERGER, NOR DOES IT ADDRESS ANY ASPECT OF FOREIGN, STATE OR LOCAL TAXATION OR ESTATE AND GIFT TAXATION.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss in an amount equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

     Under the United States federal income tax backup withholding rules, payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. In order to avoid backup withholding, each tendering stockholder, unless an exemption applies, must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign individuals. Each stockholder should consult with such holder's own tax advisor as to such holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

     All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Offeror and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

6. PRICE RANGE OF SHARES.

     The Shares are included for trading on the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") under the trading symbol "SIBI". The Company has never paid cash dividends on the Shares. The following table sets forth, for the periods indicated, the high and low bid quotations per Share on the NASDAQ/NMS for the applicable periods.

                                                                HIGH                 LOW
                                                              --------             --------
1997
  First Quarter.............................................     $9 1/2               $7 1/2
  Second Quarter............................................      9                    5 1/4
  Third Quarter.............................................      9 1/8                6
  Fourth Quarter............................................      9                    5 5/8
1998
  First Quarter.............................................     $7 1/4               $5
  Second Quarter............................................      7 3/4                4 7/8
  Third Quarter.............................................      5 1/4                2 1/2
  Fourth Quarter............................................      6 3/4                3
1999
  First Quarter.............................................     $6 3/8               $3 1/2
  Second Quarter............................................      5 3/4                3 11/16
  Third Quarter (through August 5, 1999)....................      8 3/4                4 3/4

     On July 30, 1999, the last full trading day before the public announcement of the execution of the Merger Agreement, the closing sales price per Share as reported on the NASDAQ/NMS was $5 1/4. On August 5, 1999, the last full trading day before the commencement of the Offer, the closing sales price per Share as reported on the NASDAQ/NMS was $8 7/16 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; STOCK QUOTATION; EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares, if any, held by the public.

     The Shares are currently listed and traded on the NASDAQ/NMS, which constitutes the principal trading market for the Shares. Depending upon the number of shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the NASDAQ/NMS, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5.0 million, have at least 2 active market makers, have net tangible assets of at least $4.0 million, and have a minimum bid price of $1 or (ii) have at least
1.1 million publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $15.0 million, have a minimum bid price of $5, have at least 4 active market makers and have either (A) market capitalization of at least $50.0 million or (B) total assets and total revenue of at least $50.0 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years. If the NASDAQ/NMS were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Parent cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of
Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

     Parent intends to seek delisting of the Shares from the NASDAQ/NMS and to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be reported on the NASDAQ/NMS and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that following the Offer the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as specifically set forth herein, the historical information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, Offeror, the Information Agent or the Depositary assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information to Parent or Offeror.

     The Company is a Delaware corporation with its principal place of business located at 505 Coast Boulevard South, Suite 300, La Jolla, California 92037. According to the Company Form 10-K for the period ending December 31, 1998, the Company is engaged in the discovery and development of novel small molecule therapeutics for the treatment of neurodegenerative, neuropsychiatric and neurological disorders. The Company is a leader in the development of proprietary drug discovery platforms that combine key tools necessary for modern drug discovery, including genomics, high throughput screening, advanced combinatorial chemistry techniques and pharmacology.

     Set forth below is certain selected historical consolidated financial information with respect to the Company and its subsidiaries excerpted or derived from the audited consolidated financial statements included in the Company Form 10-K and from the unaudited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                           SIBIA NEUROSCIENCES, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

                                                      YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------
                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Total revenue.......................  $  7,043    $ 11,197    $  8,481    $ 10,448    $  4,852
Research and development expenses...  $ 18,247    $ 15,819    $ 12,268    $  8,949    $  8,663
Net income (loss)...................  $(15,807)   $ (7,593)   $ (5,564)   $  2,926    $    (27)
Basic net income (loss) per common
  share.............................  $  (1.68)   $  (0.82)   $  (0.73)   $   0.60
Diluted net income (loss) per common
  share.............................  $  (1.68)   $  (0.82)   $  (0.73)   $   0.47
Shares used in computing basic net
  income (loss) per common share....     9,421       9,248       7,596       4,893
Shares used in computing diluted net
  income (loss) per common share....     9,421       9,248       7,596       6,164

                                                          AT DECEMBER 31,
                                      --------------------------------------------------------
                                        1998        1997        1996        1995        1994
                                      --------    --------    --------    --------    --------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  investment securities.............  $ 17,187    $ 33,347    $ 37,464    $ 16,488    $  5,944
Working capital.....................  $ 13,662    $ 31,214    $ 35,324    $ 14,338    $  4,523
Total assets........................  $ 21,199    $ 36,180    $ 39,983    $ 18,251    $  8,005
Long-term debt, less current
  portion...........................  $  1,350    $    695    $    519    $    721    $    860
Accumulated deficit.................  $(45,093)   $(29,286)   $(21,693)   $(16,129)   $(19,055)
Total stockholders' equity..........  $ 15,140    $ 32,214    $ 36,572    $ 15,107    $  5,166

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                              --------------------------
                                                                 1999            1998
                                                              ----------      ----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA (UNAUDITED):
Total revenue(A)............................................   $  2,515        $  1,534
Research and development expenses...........................   $  4,502        $  4,796
Net loss....................................................   $ (2,840)       $ (4,052)
Basic and diluted net loss per common share.................   $  (0.30)       $  (0.43)
Shares used in computing basic and diluted net loss per
  common share..............................................      9,523           9,365

                                                                   AT MARCH 31,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA (UNAUDITED):
Cash and cash equivalents...................................  $  8,899      $  3,537
Investment securities.......................................  $  5,444      $ 26,386
Total assets................................................  $ 19,175      $ 33,360
Long-term debt, less current portion........................  $  1,280           N/A
Accumulated deficit.........................................  $(47,933)     $(33,338)
          Total stockholders' equity........................  $ 12,277      $ 27,810

---------------
(A) Total revenue for the quarter ended March 31, 1999 included no amounts from collaborative partners that are related parties. For the corresponding period in 1998, the total revenue included $713,000 from a collaborative partner that is a related party.

  Certain Company Projections

     To the knowledge of Parent and Offeror, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the preliminary discussions concerning the feasibility of the Offer and the Merger, the Company furnished Parent with certain financial projections.

     The projections set forth below (the "Projections") are derived or excerpted from information provided by the Company and are based on numerous assumptions concerning future events. The Projections have not been adjusted to reflect the effects of the Offer or the Merger. The Projections should be read together with the other information contained in this Section 8.

     The Projections included operating projections for the Company for the years 1999 through 2004 (the Company reports its financial results based on a December 31 year end) developed by the Company's senior management predicated on their then preliminary assumptions for revenue resulting from existing and projected new technology licensing and research collaboration arrangements and operating expenses. The Projections estimated total revenue of $21.4 million, total expenses of $20.9 million and net income of $1.5 million for the year ending December 31, 1999; total revenue of $29.7 million, total expenses of $22.5 million and net income of $9.0 million for the year ending December 31, 2000; total revenue of $44.5 million, total expenses of $24.6 million and net income of $22.7 million for the year ending December 31, 2001; total revenue of $53.5 million, total expenses of $26.3 million and net income of $23.4 million for the year ending December 31, 2002; total revenue of $79.0 million, total expenses of $28.3 million and net income of $33.7 million for the year ending December 31, 2003; and total revenue of $83.7 million, total expenses of $30.1 million and net income of $36.4 million for the year ending December 31, 2004.

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE STATED IN THE PROJECTIONS AND NOT ALL OF WHICH WERE PROVIDED TO PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR OFFEROR. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT OR OFFEROR OR THEIR RESPECTIVE REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT OR OFFEROR AND THEIR RESPECTIVE REPRESENTATIVES

ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT OR OFFEROR AND ANY OF THEIR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

9. CERTAIN INFORMATION CONCERNING PARENT AND OFFEROR.

     Parent is a global research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services.

     Parent's operations are principally managed on a products and services basis. At the end of 1998, Parent had 57,300 employees worldwide. For the year ended December 31, 1998, Parent had sales of approximately $26.9 billion, and net income of approximately $5.2 billion. Parent's stockholders' equity at December 31, 1998 was approximately $12.8 billion. Parent's principal executive offices are located at One Merck Drive, Whitehouse Station, New Jersey 08889-0100. Parent is subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports and other documents should be available for inspection and copies should be attainable from the offices of the Commission in the same manner as set forth under "Available Information" in Section 8 above.

     Offeror is a Delaware corporation, newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The offices of Offeror are located at One Merck Drive, Whitehouse Station, New Jersey 08889-0100. Parent directly owns all the outstanding capital stock of Offeror. It is not anticipated that, prior to the consummation of the Offer and the Merger, Offeror will have any significant assets or liabilities or will engage in any activities other than those incident to the Offer and the Merger.

     For certain information concerning the directors and executive officers of the Parent and Offeror, see Schedule I to this Offer to Purchase.

     Except as set forth in this Offer to Purchase: (i) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors, or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Parent nor Offeror nor, to the best knowledge of any of the foregoing, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations; (iv) since January 1, 1996, there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent or Offeror, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (v) since January 1, 1996, there have been no contacts, negotiations or transactions between any of Parent, Offeror or any of their respective subsidiaries or, to the best knowledge of any of Parent, Offeror or any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

     Except for discussions with respect to certain possible licensing arrangements between Parent and the Company, none of Parent or Offeror had any relationship with the Company prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11. Each of Parent and Offeror disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

10. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by Offeror to purchase all of the Shares and to pay related fees and expenses is expected to be approximately $88.0 million. Offeror intends to obtain all of such funds from Parent which in turn would obtain such funds from Parent's existing working capital.

11. BACKGROUND OF THE OFFER.

     On June 18, 1999, Richard N. Kender, Vice President, Financial Evaluation and Analysis and Business Development, of Parent contacted Stephen F. Keane, Vice President, Corporate Development of the Company, concerning a possible transaction with the Company by Parent. The parties executed a confidentiality agreement on June 23, 1999.

     On June 30, 1999, William T. Comer, Jeffrey F. McKelvy, Carla M. Suto, Ian
A. McDonald and Stephen F. Keane, representatives of the Company, delivered a presentation reviewing the Company's technology and intellectual property.

     Thereafter, representatives of Parent expressed their continued interest in exploring a transaction and were authorized to conduct a due diligence investigation of the Company.

     On July 21, 1999, after substantially completing its due diligence review of the Company, Parent submitted a proposal to purchase all of the outstanding shares of the Company at a price of $7.50 per share in cash, subject to certain other terms and conditions. On July 21, 1999, Parent provided a draft Merger Agreement to the Company and representatives of the Company and Parent, and thereafter their respective legal and financial advisors began to negotiate the Merger Agreement and related documentation.

     During the following week, representatives of Parent and the Company continued to discuss and negotiate the proposed transaction and possible terms and conditions relating thereto. On July 30, 1999, the parties agreed on the per share price of $8.50, subject to certain terms and conditions, including negotiation and execution of a satisfactory Merger Agreement. The Merger Agreement and related documents were executed as of July 30, 1999.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE TRANSACTION DOCUMENTS.

  Purpose of the Offer and the Merger

     The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be effected. Following the completion of the Offer, Parent intends to acquire any remaining Shares not then owned by it by consummating the Merger. In the Merger, each outstanding Share (other than Shares held by the Excluded Shareholders), will be converted into the right to receive the Merger Consideration, without interest, and the Company will become a wholly owned subsidiary of Parent.

     The acquisition of the entire interest in the Company is structured as a cash tender offer followed by a merger in order to expedite the opportunity for Parent to obtain a controlling interest in the Company. Under the Delaware Law and the Company's certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve the Merger. If the Minimum Condition is satisfied, Parent would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of the Company.

  Plans for the Company

     Following the Offer and the Merger, Parent intends to operate the Company on a basis generally consistent with the Company's existing plans and programs. If and to the extent that the Parent acquires control of the Company, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. Such strategies could include, among other things and subject to the terms of the Merger Agreement, changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, management or dividend policy.

     Except as noted in this Offer to Purchase, Parent and Offeror have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any subsidiary of the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management or Board of Directors.

  The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8.

     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which Parent and Offeror have expressly reserved the right to waive certain conditions to the Offer, but without the prior written consent of the Company, Offeror has agreed not to (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer,
(iv) change any conditions to the Offer or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than Parent or Offeror), (v) except as provided below, extend the Offer if all of the conditions to the Offer have been satisfied or (vi) amend or waive the Minimum Condition. Notwithstanding the foregoing, Offeror may, without the consent of the Board of Directors of the Company, (A) extend the Offer, if on the scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, for one or more periods (none of which shall exceed ten business days) but in no event past 90 days from the date of the Merger Agreement unless the waiting period applicable to the transactions contemplated by the Merger Agreement under the HSR Act has not terminated or expired, and then in any event not later than March 1, 2000, (B) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer or (C) extend the Offer for one or more periods (each such period to be for not more than three business days and such extensions to be for an aggregate period of not more than ten business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence) if on such expiration date the conditions to the Offer shall have been satisfied or waived but there shall not have been tendered that number of Shares which would equal more than 90% of the issued and outstanding Shares. So long as the Merger Agreement is in effect and the conditions to the Offer have not been satisfied on any scheduled Expiration Date of the Offer, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 60 business days after the commencement of the Offer, Offeror shall extend the Offer for one or more periods of not more than 10 business days each if requested to do so by the Company; provided that Offeror shall not be required to extend the Offer beyond 60 business days after commencement of the Offer or, if earlier, the date of termination of the Merger Agreement in accordance with the terms thereof.

     Consideration to be Paid in the Merger. The Merger Agreement provides that subject to the terms and conditions set forth in the Merger Agreement and the applicable provisions of the Delaware Law, Offeror shall be merged with and into the Company and the separate existence of Offeror will cease, and the Company shall be the Surviving Corporation and shall be a wholly owned subsidiary of Parent. In the Merger, each share of common stock, $.01 par value per share, of Offeror issued and outstanding immediately prior to the time of filing of a certificate of merger relating to the Merger with the Secretary of State of the State of Delaware, or such later time as is set forth therein (the "Effective Time"), shall continue to remain outstanding and shall constitute one share of common stock of the Surviving Corporation. At the Effective Time, each outstanding Share (other than Shares owned by Parent or any direct or indirect subsidiary of Parent or the Excluded Shareholders or shares owned by the Company or any direct or indirect subsidiary of the Company), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration, without interest. The Merger Agreement provides that (subject to the provisions of the Merger Agreement and the applicable provisions of the Delaware Law) the closing of the Merger shall occur on the latest to occur of (i) the business day on which the condition set forth in Section 8.1(a) of the Merger Agreement is satisfied or waived in accordance with the Merger Agreement and (ii) the first business day following the date on which the last to be satisfied or waived of the other conditions set forth in Article VIII of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the Merger Agreement.

     Treatment of Stock Options and Purchase Rights. The Merger Agreement provides that at the Effective Time, each outstanding option to purchase Shares under the Company stock plans (the "Company Options"), whether vested or unvested, shall be deemed to constitute an option to acquire (a "New Parent Option"), on the same terms and conditions as were applicable under such Company Option, the number of shares of common stock of Parent (rounded to the nearest whole number) equal to the product of (A) the number of Shares issuable upon exercise of such Company Option and (B) Offer Price divided by the average of the closing sales prices of common stock of Parent on the New York Stock Exchange for the 10 consecutive days immediately prior to and including the day preceding the Effective Time, at an exercise price per share (rounded to the nearest whole cent) equal to (x) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Option divided by (y) the aggregate number of shares of Common Stock of Parent purchasable pursuant to the New Parent Option (as calculated immediately above); provided, however, that in the case of any Company Option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. At or prior to the Effective Time, the Company has agreed to take all necessary actions to permit the assumption of the unexercised Company Options by Parent pursuant to this paragraph and shall take all action necessary to cause the funds held in the Company's Employee Stock Purchase Plan to be used to purchase outstanding Shares through open market transactions so that such Shares will be converted into the right to receive cash in the Merger; provided that thereafter the Company shall terminate the Company's Employee Stock Purchase Plan.

     The Merger Agreement further provides that effective at the Effective Time, Parent shall assume, as a New Parent Option, each outstanding Company Option in accordance with the prior paragraph and with the terms of the Company stock plan under which it was issued and the stock option agreement by which it is evidenced. Parent has further agreed that not later than thirty calendar days after the closing date of the Merger, Parent shall file a registration statement under the Securities Act on Form S-8, or other appropriate form, covering shares of Parent common stock subject to such New Parent Options.

     Board Representation. The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment by Offeror in accordance with the Offer for, not less than that number of Shares equal to the Minimum Shares, Offeror shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Offeror representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) and (ii) the percentage that such number of Shares owned in the aggregate by Offeror or Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Upon the written request of Offeror, the Company shall, on the date of such request, (x) either increase the size of the Board of Directors or use its reasonable efforts to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Board of Directors of the Company and (y) cause Parent's designees to be so elected. The Company's obligations to appoint designees to the Board of Directors are subject to Section 14(f) of the Exchange Act.

     The Merger Agreement also provides that from and after the time that Parent's designees constitute at least a majority of the Board of Directors of the Company and until the Effective Time, the Board of Directors shall always have at least two members (the "Independent Directors") who are neither officers of Parent nor designees, shareholders or affiliates of Parent or Parent's affiliates. During such period, any (i) amendment or termination of the Merger Agreement, (ii) extension of time for the performance or waiver of the obligations or other acts of Parent or Offeror or waiver of the Company's rights under the Merger Agreement or (iii) action by the Company with respect to the Merger Agreement and the transactions contemplated hereby which adversely affects the interests of the stockholders of the Company, shall require the approval of a majority of the Independent Directors in addition to any required approval thereof by the full Board of Directors of the Company.

     Stockholder Meeting. The Merger Agreement provides that, if approval or action in respect of the Merger by the stockholders of the Company is required by applicable law, the Company, acting through the Board of Directors, shall (i) call as promptly as practicable following consummation of the Offer, a meeting of its stockholders (the "Stockholder Meeting") for the purpose of voting upon the Merger, (ii) hold the Stockholder Meeting as soon as practicable following the purchase of Shares pursuant to the Offer, and (iii) recommend to its stockholders the approval of the Merger. At the Stockholders Meeting, Parent and Offeror shall cause all Shares then owned by them to be voted in favor of approval and adoption of the Merger. The Merger Agreement provides that, notwithstanding the foregoing, if Parent, Offeror or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares and preferred stock, the parties thereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the Delaware Law. Parent expects during the pendency of the Offer to seek to have discussions with the holder of the Series B Convertible Preferred Stock regarding the sale by such holder to Parent after consummation of the Offer. However, Parent cannot under Rule 10b-13 under the Exchange Act, directly or indirectly, purchase, or make any arrangement to purchase, the Series B Convertible Preferred Stock until after consummation of the Offer. If the outstanding share of Series B Convertible Preferred Stock is not converted and tendered in the Offer or Parent does not purchase the Series B Convertible Preferred Stock following consummation of the Offer, Parent will be unable to effect a "short-form" merger.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to

(i) the due organization, existence, qualification, good standing, corporate power and authority of the Company and its subsidiaries; (ii) the capital structure of the Company; (iii) the due authorization, execution, delivery and performance of the Merger Agreement and the Stock Option Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iv) required filings, consents and approvals and the absence of any violations, breaches or defaults which would result from performance by the Company of the Merger Agreement and the Stock Option Agreement; (v) the accuracy of reports filed by the Company with the Commission (including financial statements) since January 1, 1998; (vi) the absence of certain changes or events; (vii) the absence of any material litigation; (viii) the absence of any undisclosed material liabilities; (ix) certain employee benefit matters; (x) compliance with applicable laws, licenses and permits and the absence of any default or violation with respect to material contracts; (xi) antitakeover statutes; (xii) environmental matters relating to the Company and its subsidiaries; (xii) the opinion of the Financial Advisor; (xiii) certain tax matters; (xiv) certain regulatory matters, including Food and Drug Administration warning letters, problem reports, product recalls and material regulatory communications and regulatory filings; (xv) certain intellectual property matters; (xvi) matters relating to product registration files; (xvi) year 2000 compliance; (xvii) labor matters; (xviii) the Rights Agreement; (xix) the absence of brokers or finders other than the Financial Advisor; (xx) supply arrangements; (xxi) investigational compounds; (xxii) the validity and enforceability of material contracts; (xxiii) the documents supplied by the Company relating to the Offer; and (xxiv) stockholder approvals.

     Parent and Offeror have also made certain representations and warranties, including with respect to (i) the capital structure of the Offeror; (ii) the due organization, existence, good standing and corporate power and authority of Parent and its subsidiaries; (iii) the due authorization, execution, delivery and performance of the Merger Agreement and the Stock Option Agreement and the consummation of transactions contemplated thereby, and the validity and enforceability thereof; (iv) required filings, consents and approvals and the absence of any violations, breaches or defaults which would result from performance by Parent or Offeror with the Merger Agreement and the Stock Option Agreement; (v) the absence of any material litigation; (vi) compliance with applicable laws and the absence of any default or violation with respect to material contracts; (vii) the absence of brokers or finders; (viii) the sufficiency of funds available to Parent and Offeror for the consummation of the Offer and the Merger; and (ix) documents related to the Offer and the Merger.

     Conduct of Interim Operations. The Company has agreed that from the date of the Merger Agreement to the Effective Time, with certain exceptions, unless Parent has consented in writing thereto (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its subsidiaries to: (i) conduct its business, in all material respects, in the ordinary and usual course, and use its commercially reasonable best efforts to preserve its business organization substantially intact and substantially maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates; (ii) not issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (iii) not amend its certificate or bylaws or amend, modify or terminate the Rights Agreement; (iv) not split, combine or reclassify its outstanding shares of capital stock; (v) not declare, set aside or pay any dividend payable in cash, stock or other property in respect of any capital stock; (vi) not repurchase, redeem or otherwise acquire, except in connection with its stock option and stock purchase plans, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (vii) not issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets, with certain exceptions; (viii) not transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its subsidiaries) or incur or modify any material indebtedness or other liability; (ix) not make any commitments for, make or authorize any capital expenditures or, by any means, make any acquisition of, or investment in, assets or stock of any other person or entity in each case, involving amounts in excess of $100,000 in the aggregate other than in the ordinary and usual course; (x) not, except as may be required by existing contractual commitments or as required by applicable law, enter into any new agreements or commitments for any severance or termination pay to, or enter into an employment or severance agreement with, any of its directors, officers or employees, including adding new participants to the Company's Management Change of Control Plan, or terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any compensation and benefit plans or increase or accelerate the salary, wage, bonus or other compensation of any employees, officers or directors (except for increases in salaries, wages and cash bonuses of nonexecutive employees made in the ordinary course of business consistent with past practice) or pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing compensation and benefit plan; (xi) not settle or compromise any material claims or litigation or modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims; (xii) not make any tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business; (xiii) not, except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it or its subsidiaries; (xiv) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);
(xv) not suffer or permit capital expenditures made or incurred by the Company and its subsidiaries for any period to exceed $100,000 except for expenses incurred in connection with the transactions contemplated by the Merger Agreement; and (xvi) not offer to, or enter into an agreement to, do any of the foregoing.

     Access to Information. Under the Merger Agreement, from the date of the Merger Agreement to the Effective Time or the termination of the Merger Agreement, the Company has agreed to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access to all of its and its subsidiaries properties, books, contracts, commitments and records (including security position listings or other information concerning beneficial and record owners of the Company's securities) and its officers, management employees and representatives and, during such period, the Company has agreed to furnish promptly to Parent, consistent with its legal obligations, all information concerning its business, properties and personnel as the other party may reasonably request. Such information shall be held in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, dated as of June 21, 1999, between the Company and Parent (the "Confidentiality Agreement"), which shall remain in full force and effect.

     No Solicitation. The Company has agreed in the Merger Agreement that the Company shall, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, immediately cease and terminate any existing activities, discussions or negotiations, if any, with any parties (other than Parent and Offeror, any affiliate or associate of Parent and Offeror or any designees of Parent and Offeror) conducted heretofore with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 20% of the equity interest in, the Company or any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger or similar transaction (including an exchange of stock or assets) with or involving the Company or any subsidiary of the Company (an "Acquisition Transaction"), other than the Offer and the Merger. Except as otherwise set forth in this paragraph, the Company has also agreed that it shall not, and shall use its best efforts to cause its nonstockholder affiliates and the officers, directors and employees of the Company and its subsidiaries not to, and shall instruct its stockholder affiliates and the representatives and agents of the Company and its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) not to, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any nonpublic information or data (other than the Company's standard public information package) to, any corporation, partnership, person or other entity or group (other than Parent and Offeror, any affiliate or associate of Parent and Offeror or any designees of Parent and Offeror) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal" (it being understood that an Acquisition Proposal that is conditioned upon the completion of due diligence shall be deemed to constitute a bona fide Acquisition Proposal if such proposal otherwise meets the definition of Acquisition Proposal)) or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that prior to Offeror beneficially owning a majority of the then outstanding Shares, the Company may furnish information and access, but only in response to a request for information or access, to any person or entity making a bona fide written Acquisition Proposal to the Board of Directors of the Company after the date of the Merger Agreement which was not knowingly encouraged, solicited or initiated by the Company or any of its affiliates or any director, employee, representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) on or after the date of the Merger Agreement and may participate in discussions and negotiate with such person or entity concerning any such Acquisition Proposal and may authorize the Company to enter into a binding written agreement concerning a Superior Proposal (as defined below), if and only if, in any such case, (i) the Board of Directors determines in good faith, (A) after consultation with outside counsel to the Company to the effect that failing to provide such information or access or to participate in such discussions or negotiations or so to authorize, as the case may be, is reasonably likely to constitute a breach of the Board of Directors' fiduciary duties under applicable law and (B) after consultation with the financial advisors to the Company to such effect, that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal as to which both of the determinations referred to in subclauses (A) and (B) above have been made being referred to as a "Superior Proposal"), and (ii) the Company receives from the person or entity making such bona fide written Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of such Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the person or entity making such bona fide written Acquisition Proposal than those contained in the Confidentiality Agreement. Nothing in the Merger Agreement shall prohibit the Board of Directors from, to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company has further agreed to notify Parent within 48 hours if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company and shall in such notice indicate the identity of the offeror and the material terms and conditions of any such proposal and thereafter shall keep Parent reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to Parent of any Acquisition Proposals made in writing. The Company is required to provide Parent with three business days advance notice of, in each and every case, its intention to either enter into any agreement with or to provide any information to any person or entity making any such inquiry or proposal. The Company has also agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of Parent. The Company is required to inform the individuals or entities referred to in the first sentence of this paragraph of the obligations undertaken in this paragraph. The Company also is required to promptly request each person or entity which has executed, within 12 months prior to the date of the Merger Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such person or entity by or on behalf of the Company.

     Fees and Expenses. Pursuant to the Merger Agreement, the Surviving Corporation shall pay all charges and expenses, including those of the exchange agent for the Merger, in connection with the Merger, and Parent shall reimburse the Surviving Corporation for such charges and expenses. The Merger Agreement also provides that except as otherwise described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Stock Option Agreement, the Shareholders Agreement, the Offer and the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement shall be paid by the party incurring such expense.

     The Merger Agreement provides that, under certain circumstances, the Company shall pay to Parent a one-time fee equal to $2.0 million (the "Termination Fee") and to reimburse Parent all of the charges and expenses incurred by Parent or Offeror in connection with the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement and the Shareholders Agreement, including, without limitation, fees and expenses of accountants, attorneys and financial advisors, up to a maximum of $500,000 in the aggregate. The Company is obligated to pay the Termination Fee under the following circumstances: (i)(A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any person shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding Shares, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement and prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event which would have a material adverse effect on the ability of Parent and Offeror to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either Parent or the Company because the Merger shall not have been consummated by February 1, 2000 (subject to extension, in certain circumstances, to March 1, 2000), whether such date is before or after the date of approval by the stockholders of the Company, and if terminated by Parent or Offeror, they shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, or (ii) the Merger Agreement is terminated (x) by the Company because it has determined to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal or (y) by Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing, or (z) because of the failure of the conditions to the Offer described in paragraphs (e) and (f) of Section 14, provided, however, that the Termination Fee shall not be payable to Parent in accordance with clause (i) above unless and until (I) any person or entity (other than Parent) (an "Acquiring Party") has within 9 months of such termination entered into a definitive agreement to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of the Company or (II) a definitive agreement has been entered into with respect to a merger, consolidation or similar business combination between the Company and an Acquiring Party or an affiliate thereof as a result of which the stockholders of the Company immediately prior to the transaction do not own at least 50% of the surviving entity.

     Pursuant to the Merger Agreement, any Termination Fee described above required to be paid to Parent would be reduced (but not below zero) to the extent necessary so that the sum of (1) the portion of any Termination Fee actually paid to Parent, (2) the aggregate of all Cancellation Amounts (as defined below) paid to Parent pursuant to the Stock Option Agreement and (3) the proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) shall not exceed $4.4 million. Parent and the Company have agreed that in no event shall (i) the sum of the portion of any Termination Fee actually paid to Parent and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million, or (ii) the sum of the portion of any Termination Fees actually paid to Parent, the aggregate Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the

Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million.

     Other Agreements. The Merger Agreement provides that the Company and Parent shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under the Merger Agreement, the Stock Option Agreement, the Shareholders Agreement and applicable laws to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third party and/or any U.S. governmental or regulatory authority, agency, commission, body or other governmental entity ("Governmental Entity") in order to consummate the Offer and the Merger or any of the other transactions contemplated by the Merger Agreement, the Stock Option Agreement and the Shareholders Agreement.

     Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the closing of the Merger of each of the following conditions: (i) if the approval of the Merger Agreement and the Merger by the holders of Shares is required by applicable law, the Merger Agreement shall have been duly adopted by holders of a majority of the Shares outstanding;
(ii) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (iii) (A) no court or Governmental Entity of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer or Merger (collectively, an "Order"); provided however, that prior to invoking this provision, each party shall use its commercially reasonable best efforts to have any such Order lifted or withdrawn, and (B) no Governmental Entity shall have instituted any proceeding seeking any such Order; (iv) Offeror shall have (A) commenced the Offer and (B) purchased, pursuant to the terms and conditions of such Offer, all Shares duly tendered and not withdrawn; provided, however, that neither Parent nor Offeror shall be entitled to rely on the condition described in clause (iv)(B) above if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

     Termination. The Merger Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated at any time prior to the Effective Time:

          (a) by mutual written consent of the Company, Parent and Offeror;

          (b) by Parent or the Company:

             (i) if the Merger shall not have been consummated by February 1, 2000, whether such date is before or after the date of approval by the stockholders of the Company; provided, however, that if a request for additional information is received from the United States Federal Trade Commission (the "FTC") or the Antitrust Division of the United States Department of Justice pursuant to the HSR Act or additional information is requested by a governmental authority pursuant to the antitrust, competition, foreign investment, or similar laws or any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger, then such date shall be extended to the 30th day following certification by Parent and/or the Company, as applicable, that Parent and/or the Company, as applicable, have substantially complied with such request, but in any event not later than March 1, 2000; provided that the right to terminate the Merger Agreement described in this clause (i) shall not be available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by the date referred to in this clause (i);

             (ii) if the Stockholders Meeting shall have been convened, held and completed and the approval of the Company stockholders shall not have been obtained thereat or at any adjournment or postponement thereof, provided however, that Parent shall not be permitted to terminate the Merger Agreement pursuant to the circumstances described in this clause
        (ii) if Parent or Offeror shall not have voted all Shares then owned beneficially or of record by them in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated hereby;

             (iii) if any Order permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger shall become final and non-appealable (whether before or after the approval of the Company stockholders); provided, however, that the right to terminate the Merger Agreement pursuant to the circumstances described in this clause (iii) shall not be available to any party that fails to use commercially reasonable best efforts to prevent such Order from being issued and to use commercially reasonable best efforts to cause such Order to be vacated, withdrawn or lifted; or

             (iv) if the Offer terminates or expires on account of the failure of any condition described in Section 14 without Offeror having purchased any Shares thereunder.

          (c) by the Company:

             (i) if (a) the Company is not in material breach of any of its covenants and agreements in the Merger Agreement, (b) the Board of Directors of the Company authorizes the Company, prior to Parent beneficially owning a majority of the Shares, and subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and (c) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal; provided that the Company agreed (x) that it would not enter into a binding agreement referred to in clause (b) until at least the first calendar day following the third business day after it has provided the written notice to Parent described therein, (y) to notify Parent promptly if its intention to enter into a written agreement referred to in such notice shall change at any time after giving such notification and (z) that it will not terminate the Merger Agreement or enter into a binding agreement referred to in clause (b) if Parent has, within the period referred to in clause (x) of this sentence, made a written offer that is at least as favorable to the Company's stockholders from a financial point of view as the Superior Proposal;

             (ii) if, prior to consummation of the Offer and prior to Parent beneficially owning a majority of the outstanding shares of Common Stock, there has been a material breach by Parent or Offeror of any representation, warranty, covenant or agreement of Parent or Offeror contained in the Merger Agreement which has had, or is reasonably likely to have, the effect of materially impairing the ability of Parent or Offeror to consummate the Offer or the Merger (a "Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the termination date of the Merger Agreement described in (b)(i) above, then for so long as Parent continues to exercise reasonable best efforts to cure such Terminating Parent Breach, the Company may not terminate the Merger Agreement under the circumstances described in this clause (ii); or

             (iii) if Offeror shall have failed to commence the Offer within five business days after the date of the Merger Agreement.

          (d) by Parent, prior to the Parent and Offeror collectively beneficially owning (excluding from the determination of beneficial ownership shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and the Shareholders Agreement) a majority of the outstanding shares on a fully diluted basis (excluding from the determination of outstanding shares on a fully diluted basis, shares subject to the Stock Option Agreement):

             (i) if the Board of Directors shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

             (ii) if there has been a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement which would give rise to the failure of the condition to the Offer that (A) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall be true and correct as of such date), and considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," except for such failures of such representations and warranties to be true and correct that individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement); or (B) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement and any such breach or failure shall not have been substantially cured by the Company within five business days after Parent provides written notice to the Company of such breach or failure (a "Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the termination date of the Merger Agreement, then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate the Merger Agreement under the circumstances described in this clause (ii).

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that from and after the earliest date on which Offeror owns at least a majority of the outstanding Shares on a fully diluted basis, Parent will indemnify, defend and hold harmless each individual and every person who is or was a director or officer of the Company or any of its subsidiaries prior to the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding, inquiry or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

     The Merger Agreement also provides that from and after the earliest date on which Offeror owns at least a majority of the outstanding Shares on a fully diluted basis, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to each indemnification agreement previously disclosed to Parent and any indemnification provision or any exculpation provision set forth in the Company's certificate of incorporation or bylaws in effect on the date of the Merger Agreement. In addition, the certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's certificate of incorporation and bylaws on the date of the Merger Agreement, and during the period commencing on the earliest date in which Offeror purchases Shares pursuant to the Offer and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any of the Indemnified Parties.

     Any Indemnified Party wishing to make a claim of indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding, inquiry or investigation, is required to promptly notify

Parent thereof. In the event of any such claim, action, suit, proceeding, inquiry or investigation (whether arising before or after the Effective Time),
(i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall be liable to such Indemnified Parties for the legal expenses of one counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless there is a conflict of interest between the Indemnified Parties and Parent, in which event Parent shall be liable to the Indemnified Parties for the fees and expenses of each Indemnified Parties' counsel, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent and no Indemnified Party shall be liable for any settlement effected without its prior written consent unless such settlement includes a complete unconditional release of all claims against all Indemnified Parties; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Parent and the Surviving Corporation jointly and severally have agreed to pay all expenses, including attorneys' fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations described above.

     The Merger Agreement also provides that prior to the Effective Time, the Company may purchase insurance coverage extending for a period of six years after the Effective Time the level and scope of the Company's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement; provided that the aggregate annual premium payable for such insurance shall not exceed 175% of the last annual premium paid for such coverage prior to the date of the Merger Agreement. In addition, Parent has agreed that through the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties, such insurance coverage, and subject to the limitations in the preceding sentence, shall pay the annual premium for such insurance coverage. In the event the annual premium payable for such insurance coverage exceeds 175% of the last annual premium paid by the Company for such coverage, Parent shall be obligated to obtain and maintain in effect a policy with the greatest amount of coverage available for a cost not exceeding 175% of such amount.

     The Merger Agreement further provides that if the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations described above with respect to indemnification under the Merger Agreement.

     Certain Employee Matters. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Parent) which in the aggregate are substantially comparable to those currently provided by the Company to such employees. Parent has agreed to cause each employee benefit plan of Parent in which employees are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company as if such service were with Parent, to the same extent that such service was credited under a comparable plan of the Company and such service period would have been credited to an employee of Parent participating in the relevant plan. Parent has further agreed that for the first plan year ending after the Effective Time, any pre-existing condition exclusion under any Parent benefit plan providing medical or dental benefits shall be no more restrictive for any employee who, immediately prior to commencing participation in such Parent benefit plan, was participating in a Company benefit plan providing medical or dental benefits and had satisfied any pre-existing condition provision under such Company benefit plan. In addition, any expenses that were taken into account under a Company benefit plan providing medical or dental benefits in which the employee participated immediately prior to commencing participation in a Parent benefit plan providing medical or dental benefits shall be taken into account to the same extent under such Parent benefit plan, in accordance with the terms of such Parent benefit plan, for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions and life-time benefit limits. Parent has further agreed that it will, and will cause the Surviving Corporation to, honor in accordance with their terms (i) all employee benefit obligations to employees accrued as of the Effective Time and (ii) all employee severance plans in existence on the date of the Merger Agreement (and previously disclosed to Parent) and all employment or severance agreements entered into prior to the date of the Merger Agreement.

     Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     Timing. The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Offeror pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms contained in the Merger Agreement, there can be no assurance as to the timing of the Merger.

  Stock Option Agreement

     The following is a summary of the material terms of the Stock Option Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

     Concurrently with the execution and delivery of the Merger Agreement, the Company entered into the Stock Option Agreement with Parent and Offeror. Pursuant to the Stock Option Agreement, the Company has agreed, on the terms and subject to the conditions thereof, to grant an option to purchase up to 1,931,050 Shares. Any reference to a majority of the issued and outstanding Shares or Shares outstanding on a fully diluted basis, or similar references, for purposes of this Offer to Purchase, as provided in the documents described herein, exclude from the determination thereof any shares of Common Stock issuable upon the exercise of the Stock Option Agreement and any reference to beneficial ownership of Shares, or similar references, exclude from the determination thereof any Shares issuable upon exercise of or subject to the Shareholders Agreement or the Stock Option Agreement.

     Grant of Purchase Option. Under the Stock Option Agreement, the Company granted to Parent an irrevocable option (the "Option") to purchase up to 1,931,050 Shares at a cash purchase price equal to $8.50 per share (the "Purchase Price"). The Option may be exercised by Parent, in whole or in part, at any time, but only on one occasion, following (but not prior to) the occurrence of the events set forth in any of clauses (i) or (ii) below, and prior to the Option Termination Date (as defined below). The Option is subject to appropriate adjustment in the event of any change in the number of issued and outstanding shares of capital stock of the Company to maintain Parent's rights under the Stock Option Agreement, including the right to purchase 19.9% of the capital stock of the Company entitled to vote generally for election of directors of the Company outstanding immediately prior to exercise.

     Exercise of Option.  The option may be exercised if:

          (i) (A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement but prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event that would have a material adverse effect on the ability of Parent or Offeror to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either Parent or the Company because, subject to certain exceptions, the Merger shall not have been consummated by February 1, 2000 (subject, in certain circumstances, to extension to March 1, 2000), and if terminated by Parent and Parent or the Offeror, Parent or the Offeror shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, and the Termination Fee under the Merger Agreement has become payable; or

          (ii) the Merger Agreement is terminated (x) by the Company because it has determined to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal or (y) by Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing, or (z) because of the failure of certain conditions to the Offer described in paragraphs (e) and
     (f) of Section 14.

     Under the Stock Option Agreement, if at any time the Option is then exercisable and at or prior to such time the Termination Fee shall have become payable, Parent may on one occasion elect, in lieu of exercising the Option to purchase Shares, to send a written notice to the Company (a "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Company shall pay to Parent an amount in cash (the "Cancellation Amount") equal to the Spread (as defined below) multiplied by all or such portion of the Shares subject to the Option as Parent shall specify. As used in the Stock Option Agreement, "Spread" means the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per Share (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Acquisition Proposal occurring after the date of the Stock Option Agreement and prior to the Option Termination Date (the "Alternative Purchase Price") or (y) the average of the closing bid and asked prices of the Shares on the NASDAQ/NMS or on such other national securities exchange on which the Shares are then listed for the last five trading days immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash described in this paragraph, the obligations of the Company to deliver Shares pursuant to the Option shall be terminated with respect to such number of Shares for which Parent shall have elected to be paid the Spread.

     Profit Limitation. The Stock Option Agreement provides that any Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of (1) the portion of any Termination Fee actually paid to Parent (such portion actually paid, the "Actual Termination Fee"), (2) the aggregate of all Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and (3) the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than any such acquisitions by the Company or any of its affiliates) shall not exceed $4.4 million. The Stock Option Agreement further provides that in no event shall (i) the sum of the Actual Termination Fee and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than the Company or any of its affiliates) exceed $4.4 million, or (ii) the sum of the Actual Termination Fee, the aggregate Cancellation Amounts paid to Parent pursuant to the Stock Option Agreement and the cash proceeds actually received by Parent as the result of selling Shares issued to Parent pursuant to the Stock Option Agreement to a third party which acquires more than 50% of the Company's outstanding voting securities (other than any such acquisitions by the Company or any of its affiliates) exceed $4.4 million.

     Registration Rights. The Stock Option Agreement provides that, in the event that the Parent shall desire to sell any of the Shares within two years after the purchase of such Shares pursuant to the Option, and such sale requires, in the opinion of counsel to Parent, which opinion shall be reasonably satisfactory to the Company and its counsel, registration of such Shares under the Securities Act, the Company will cooperate with Parent and any underwriters (which underwriters must be reasonably satisfactory to the Company) in registering such Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Company shall not be required to have declared effective more than two registration statements and shall be entitled to delay the filing or effectiveness of any registration statement and may suspend the use of any registration statement (and related prospectus) for one or more periods of time not exceeding an aggregate of 60 days in any one-year period if the offering would, in the judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or material transaction involving the Company or interfere with any previously planned securities offering by the Company. The Stock Option Agreement also provides that the Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Parent shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the Shares sold by Parent. The Stock Option Agreement further provides that the Company shall indemnify and hold harmless (i) Parent, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Exchange Act (collectively, the "Underwriters") ((i) and (ii) being referred to as "Registration Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Registration Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to the registration rights under the Stock Option Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon (A) an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Company by the Registration Indemnified Parties expressly for use or incorporation by reference therein, or (B) the fact that the person asserting any such loss, liability, claim, damage or expense did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of the Shares to such person because of the failure of Parent to so provide such amended preliminary or final prospectus. In addition, Parent has agreed and the Underwriters will be required to agree to indemnify and hold harmless the Company, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Company, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon (i) any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to the registration rights under the Stock Option Agreement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Indemnified Parties, as applicable, specifically for use or incorporation by reference therein, or (ii) the fact that the person asserting any such loss, liability, claim, damage or expense did not receive a copy of an amended preliminary prospectus or the final prospectus (or the final prospectus as amended or supplemented) at or prior to the written confirmation of the sale of the Shares to such person because of the failure of Parent to so provide such amended preliminary or final prospectus.

     Other Agreements. The Stock Option Agreement provides that after the Option becomes exercisable, the Company will promptly file an application to list the Shares on NASDAQ/NMS or on such other national securities exchange on which the Shares are then listed and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Company under the HSR Act and any other necessary consents.

     Conditions. The Stock Option Agreement provides that the Company's obligation to deliver Shares upon exercise of the Option is subject to the conditions that: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting the delivery of the Shares shall be in effect; (ii) any applicable waiting periods under the HSR Act shall have expired or been terminated; (iii) the representations and warranties of Parent made in the Stock Option Agreement shall be true and correct in all material respects as of the date of the closing of the issuance of the Shares; and (iv) the existence of the circumstances described in clause (i) and (ii) under Exercise of Options.

     Termination. The Stock Option Agreement provides that the right to exercise the Option shall terminate at (and the Option shall no longer be exercisable after) the earliest of (i) the Effective Time, (ii) the nine month anniversary of the earliest to occur of the events set forth in Exercise of Options, and (iii) the fifteenth day following the termination of the Merger Agreement if prior to such fifteenth day the events set forth in clause (i) or
(ii) of the Exercise of Options shall not have occurred (such earliest date the "Option Termination Date"); provided that, if the Option cannot be exercised or the Shares cannot be delivered to Parent upon such exercise because one or more of the conditions set forth in clause (i) or (ii) in "Conditions" above have not yet been satisfied, the Option Termination Date shall be extended until fifteen days after such impediment to exercise or delivery has been removed.

     Other. Because the rights and obligations of Parent and the Company under the Stock Option Agreement are subject to compliance with the HSR Act, Parent will include in its merger notifications to be filed with the Department of Justice and Federal Trade Commission a description of its rights under the Stock Option Agreement. See Section 15.

  Shareholders Agreement

     The following is a summary of the material terms of the Shareholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

     Tender of Shares. Concurrently with the execution and delivery of the Merger Agreement, and in order to induce Parent and Offeror to enter into the Merger Agreement, the Major Stockholders who beneficially own in the aggregate, as of July 30, 1999 approximately 34.1%, of the outstanding Shares including 3,188,057 shares of Common Stock and options representing the right to purchase 189,790 Shares (collectively, the "Optioned Securities") or have the right to vote Shares or other securities (the "Voting Securities") have entered into a Shareholders Agreement with Parent and Offeror. Pursuant to the Shareholders Agreement, the Major Stockholders have agreed to tender the Optioned Securities in the Offer and not to withdraw such Optioned Securities prior to the expiration of the Offer. The obligation to sell any of such Optioned Securities under the Shareholders Agreement, as described below, shall be satisfied, solely with respect to the Shares so tendered, upon the purchase of such Shares by Offeror pursuant to the Offer. In the event of any change in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges or the like, the number of Optioned Securities subject to the Shareholders Agreement will be appropriately adjusted.

     Shareholder Option. Pursuant to the Shareholder Agreement, the Major Stockholders have granted to Offeror an irrevocable option (the "Shareholder Option") to purchase (i) all Optioned Securities at the Offer Price; and (ii) any additional Optioned Securities acquired by the Major Stockholders during the term of the Shareholders Agreement. The Shareholder Option may be exercised by Offeror at any time after the date on which all waiting periods under the HSR Act applicable to the exercise of the Shareholder Option have expired or been terminated, but only if:

          (i) (A) a bona fide Acquisition Proposal shall have been made to the Company or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement but prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event that would have a material adverse effect on the ability of Parent or Offeror to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either Parent or the Company because, subject to certain exceptions, the Merger shall not have been consummated by February 1, 2000 (subject, in certain circumstances, to extension to March 1, 2000), and if terminated by Parent and Parent or the Offeror, Parent or the Offeror shall not collectively beneficially own a majority of the outstanding Shares on a fully diluted basis, and the Termination Fee under the Merger Agreement has become payable; or

          (ii) the Merger Agreement is terminated (x) by the Company because it has determined to enter into a binding written agreement concerning a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into such an agreement, a written offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal or (y) by Parent if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or adversely modified its approval or recommendation of, the Offer or the Merger or failed to reconfirm its recommendation of the Offer or the Merger within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing, or (z) because of the failure of certain conditions to the Offer described in paragraphs (e) and
     (f) of Section 14.

     Agreement to Vote and Irrevocable Proxy. The Major Stockholders have further agreed to (a) vote all of their respective Voting Securities in favor of the Merger; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities of such Major Stockholder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to:
(i) any Acquisition Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Offeror; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. The Major Stockholders have also granted Offeror or its designees an irrevocable proxy to vote their Shares for all purposes whatsoever.

     No Inconsistent Agreements; Non Solicitation. Pursuant to the Shareholders Agreement, the Major Stockholders also agreed that while the agreement was in effect they would not make any disposition of or enter into any voting arrangement with respect to the subject securities or initiate or solicit or enter into or endorse any Acquisition Proposal, or otherwise engage in any action inconsistent with their performance of the Shareholders Agreement.

     Representations and Warranties. The Shareholders Agreement contains certain customary representations and warranties, including, without limitation, representations by the Major Stockholders as to ownership of the Shares and power and authority.

     Termination. The Shareholder Option shall expire on the earliest of (1) the Effective Time (as defined in the Merger Agreement), (2) the nine month anniversary of the earliest to occur of the events set forth in clause (i) and
(ii) described under Shareholder Option, and (3) the fifteenth day following the termination of the Merger Agreement if prior to such fifteenth day the events set forth in clause (i) and (ii) described under Shareholder Option shall not have occurred (such earliest date being referred to as the "Shareholder Option Expiration Date"); provided that, if the Shareholder Option cannot be exercised or the Optioned Securities cannot be delivered to Offeror upon such exercise because
(x) there shall be in effect a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting delivery of the Optioned Securities or (y) any applicable waiting periods under the HSR Act shall not have expired or been terminated, then the Shareholder Option Expiration Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

OTHER MATTERS.

     Section 203 of the Delaware Law. Section 203 of the Delaware Law limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder's becoming an "interested stockholder". On July 30, 1999, the Board of Directors of the Company approved the Offer, the Merger and the Merger Agreement, the Shareholders Agreement and the Stock Option Agreement for purposes of Section 203, and, therefore, Section 203 is inapplicable to the Offer, the Merger, the Merger Agreement, the Shareholders Agreement and the Stock Option Agreement and the transactions contemplated thereby. See Section 15.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer, nor would they be available to holders of Shares in connection with a "short-form" merger in accordance with Section 253 of the Delaware Law. However, if the Merger is consummated, other than by a "short-form" merger, holders of Shares will have certain rights under Section 262 of the Delaware Law to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the Delaware Law fails to perfect, or effectively withdraws or losses his right to appraisal, as provided in the Delaware Law, the shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the Delaware Law for perfecting appraisal rights may result in the loss of such rights.

     Rule 13e-3: The Commission has adopted Rule 13e-3 under the Exchange Act ("Rule 13e-3"), which is applicable to certain "going private" transactions. Rule 13e-3 requires, among other things, that certain financial information concerning the company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     Parent believes that Rule 13e-3 will not be applicable to the Merger because of the exemption afforded by Rule 13e-3(g)(1), among other reasons. However, under certain circumstances, Rule 13e-3 could be applicable to the Merger or other business combination in which Parent seeks to acquire the remaining Shares it does not beneficially own following the purchase of Shares pursuant to the Offer. For example, if the Merger as consummated is not substantially similar to the Merger as described in this Offer to Purchase and the Merger Agreement, Rule 13e-3 could apply. However, the terms and conditions of the Merger are governed by the Merger Agreement, and any amendment to the Merger Agreement must be approved by each party thereto. If Parent has exercised its right to appoint directors to the Board of Directors following its purchase of

Shares pursuant to the Offer, any such amendment must be approved on behalf of the Company by the directors of the Company, in the manner set forth above.

     There can be no assurance that the Merger will take place, even though each party has agreed in the Merger Agreement to use its best efforts to cause the Merger to occur, because the Merger is subject to certain conditions, some of which are beyond the control of either Parent or the Company. Since the Parent's ultimate objective is to acquire ownership of all the Shares, if the Merger does not take place, the Parent would consider the acquisition, whether directly or through an affiliate of Shares through private or open market purchases, or subsequent tender offers or a different type of merger or other combination of the Company with the Offeror or an affiliate or subsidiary thereof, or by any other permissible means deemed advisable by it. Except as described in the section captioned "The Merger Agreement," any of these possible transactions might be on terms the same as, or more or less favorable than, those of the Offer or the Merger.

13. DIVIDENDS AND DISTRIBUTIONS.

     Pursuant to the terms of the Merger Agreement, from and after the date of the Merger Agreement until the Effective Time, unless Parent has consented in writing thereto, the Company shall not, and shall not permit its subsidiaries to, (a) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its subsidiaries; (b) split, combine or reclassify its outstanding shares of capital stock; (c) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock; (d) repurchase, redeem or otherwise acquire, except in connection with the Company stock plans, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; or (e) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any voting debt or any other property or assets (other than (A) the issuance of Shares pursuant to options outstanding on the date of the Merger Agreement under the Company stock plans and the issuance of Shares under the Company's Employee Stock Purchase Plan and (B) the issuance of Shares upon conversion of convertible preferred stock outstanding on the date of the Merger Agreement).

14. CERTAIN CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, and subject to the terms and conditions of the Merger Agreement, Offeror shall not be obligated to accept for payment any Shares until all required regulatory approvals shall have been obtained, made or satisfied including until the expiration or termination of any waiting periods applicable under the HSR Act and Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission (including Rule 14e-l(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer and (subject to the terms and conditions of the Merger Agreement, including Section 1.1(b)) may amend, extend or terminate the Offer if, (i) immediately prior to the scheduled Expiration Date of the Offer (as extended in accordance with clauses (x), (y) or (z) of Section 1.1(b) of the Merger Agreement) the Minimum Condition shall not have been satisfied or (ii) prior to the expiration of the Offer, any of the following shall exist and be continuing:

          (a) there shall be threatened or pending any action, litigation or proceeding (hereinafter, an "Action") brought by any U.S. Governmental
     Entity: (i) challenging the acquisition by Parent or Offeror of Shares or seeking to restrain or prohibit the consummation of the Offer or the Merger; (ii) seeking to prohibit or impose any material limitation on Parent's, Offerors' or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole that, in each case described in this clause
     (ii) individually or in the aggregate, is reasonably likely to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company or Parent; or (iii) seeking to impose material limitations on the ability of Parent or Offeror effectively to acquire or hold, or to exercise full rights of ownership of, the Shares including the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company;

          (b) any U.S. statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed to or become applicable to the Offer or the Merger (and in each case, remain in effect), or any other action shall have been taken, by any court of competent jurisdiction or other U.S. Governmental Entity, that has any of the consequences described in clauses (i) through (iii) of paragraph (a) above;

          (c) (i) the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the consummation of the Offer (except for those representations and warranties made as of a specific date, which shall be true and correct as of such date), and considered without regard to any qualification by, or references to, "material," "in all material respects" or "Company Material Adverse Effect," except for such failures of such representations and warranties to be true and correct that individually or in the aggregate, do not have and are not reasonably likely to have a Company Material Adverse Effect; or (ii) the Company shall have breached or failed to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement and any such breach or failure shall not have been substantially cured by the Company within five business days after Parent provides written notice to the Company of such breach or failure;

          (d) the Merger Agreement shall have been terminated in accordance with its terms;

          (e) any corporation, entity, "group" or "person" (as defined in the Exchange Act), other than Parent, Offeror or any of the shareholders that are party to the Shareholders Agreement (so long as such shareholders do not become beneficial owners of any additional Shares after the date of the Merger Agreement and so long as such shareholders do not breach any of the provisions of the Shareholders Agreement), shall have acquired beneficial ownership of more than 20% of the outstanding Shares;

          (f) the Board of Directors of the Company shall have modified or amended its recommendation of the Offer in any manner adverse to Parent or Offeror or shall have withdrawn its recommendation of the Offer or shall have recommended acceptance of any Acquisition Proposal or shall have failed to reconfirm its recommendation of the Offer within five calendar days after a written request by Parent to do so, or shall have resolved to do any of the foregoing; or

          (g) there shall exist (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States (other than shortening of trading hours or any trading halt resulting from a specified increase or decrease in a market index), (ii) a declaration of any banking moratorium by federal or state authorities or any suspension of payments in respect of banks or any limitation (whether or not mandatory) imposed by federal or state authorities on the extension of credit by lending institutions in the United States, or (iii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The conditions described in clauses (a) through (g) are for the sole benefit of Parent and Offeror and may be asserted by Parent and Offeror regardless of the circumstances giving rise to such conditions and may be waived by Parent and Offeror in whole or in part at any time and from time to time, by express and specific action to that effect, in their reasonable discretions. The failure by Parent or Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares shall be promptly returned by the Depositary to the tendering stockholders.

15. CERTAIN REGULATORY AND LEGAL MATTERS.

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, as well as certain representations made to Parent and Offeror in the Merger Agreement by the Company, neither Parent nor Offeror is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Offeror's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Entity that would be required for the acquisition or ownership of Shares by Offeror as contemplated herein. Should any such approval or other action be required, Parent and Offeror currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While, except as otherwise expressly described in this Section 15, Offeror does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business, or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below (or if any governmental approval is not obtained), the Offeror could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     The Company is incorporated under the laws of Delaware. Section 203 of the Delaware Law prevents an "Interested Stockholder" (defined generally as a person with 15% or more of the corporation's outstanding voting stock) from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with a Delaware corporation for three years following the date such person becomes an Interested Stockholder, unless (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or approved the Business Combination, or (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by certain employee stock ownership plans), or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the Shareholders Agreement and the Stock Option Agreement, for purposes of Section 203 of the Delaware Law, and the restrictions of such Section 203 are, accordingly, not applicable to Parent, Offeror or their affiliates or associates as a result of the consummation of the transactions contemplated by this Offer to Purchase.

     Neither Parent nor Offeror has currently complied with any state takeover statute or regulation. Offeror reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or is delayed in consummating the Offer or the Merger. In such case, Offeror may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

     Parent expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Parent. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Parent with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Offeror's proposed acquisition of the Company. At any time before or after Offeror's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Offeror or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16. FEES AND EXPENSES.

     The Parent has retained Morrow & Co., Inc. to act as the Information Agent and Norwest Bank Minnesota, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as described herein, neither Parent nor Offeror will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Offeror upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither Parent nor Offeror is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Parent or Offeror becomes aware of any state law prohibiting the making of the Offer or the acceptance of Shares pursuant thereto in such state, Offeror will make a good faith effort to comply with any such state statute or seek to have such state statute declared inapplicable to the Offer. If, after such good faith effort, Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer will be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR OFFEROR NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY PURCHASE PURSUANT TO THE OFFER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PARENT OR THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE OF THIS OFFER TO PURCHASE.

     Parent and Offeror have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Sections 8 and 9 (except that they will not be available at the regional offices of the Commission).

                                          MC SUBSIDIARY CORP.

August 6, 1999

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                             OF PARENT AND OFFEROR

     The names and ages of the directors and executive officers of Parent and of Offeror, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, his business address is One Merck Drive, Whitehouse Station, New Jersey 08889-0100 and he has been employed by Merck for the last five years.

                                     PARENT

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
               NAME AND AGE                 MERCK & CO., INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
               ------------                 ---------------------------------------------------------------------
H. Brewster Atwater, Jr. (67).............  Director since 1998; Retired since 1996; Chairman of the Board and
                                            Chief Executive Officer, General Mills, Inc. (consumer foods and restaurants) for more than five years; Director, Darden Restaurants,
                                            Inc., IDS Mutual Fund Group, Mayo Foundation, Public Radio
                                            International and Walker Art Center; Member, The Business Council.
Sir Derek Birkin (69).....................  Director since 1992; Retired since 1997; Chairman of the Board, The
                                            RTZ Corporation PLC (international mining company) for more than five years; Director, Unilever PLC, Carlton Communications PLC and The
                                            Merchants Trust PLC; Sir Derek is a British citizen.
Lawrence A. Bossidy (64)..................  Director since 1992; Chairman of the Board and Chief Executive
                                            Officer, AlliedSignal, Inc. (aerospace, automotive products and engineered materials technology) for more than five years; Director,
                                            Champion International Corporation and J.P. Morgan & Co.
                                            Incorporated; Member, The Business Council and The Business
                                            Roundtable.
William G. Bowen, Ph.D. (65)..............  Director since 1986; President, The Andrew W. Mellon Foundation
                                            (philanthropic foundation) for more than five years; Director,
                                            American Express Company; Member, Board of Overseers, Teachers
                                            Insurance and Annuity Association of America -- College Retirement
                                            Equities Fund; Trustee, Denison University.
Johnnetta B. Cole, Ph.D. (62).............  Director since 1994; prior to that since September 1998 --
                                            Presidential Distinguished Professor, Emory University; prior to that from 1987 to June 1997 -- President, Spelman College; Director,
                                            Coca-Cola Enterprises, The Home Depot, Inc. and Management and
                                            Training Corporation; Trustee, Rockefeller Foundation and Gallaudet
                                            University; Member, Council on Foreign Relations and National Council
                                            of Negro Women; Fellow, American Anthropological Association.
Carolyne K. Davis, Ph.D. (67).............  Director since 1989; International Health Care Consultant for more than five years; Director, Beckman Coulter, Inc., The Prudential
                                            Insurance Company of America, Inc., Minimed Inc. and Beverly
                                            Enterprises, Inc.; Trustee, University of Pennsylvania Health System;
                                            Member, Institute of Medicine of the National Academy of Sciences.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
               NAME AND AGE                 MERCK & CO., INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
               ------------                 ---------------------------------------------------------------------
Lloyd C. Elam, M.D. (70)..................  Director since 1973; Professor of Psychiatry, Meharry Medical College for more than five years; Director, Premark International Inc. and
                                            Tupperware, Inc.; Trustee, Fisk University and The Alfred P. Sloan
                                            Foundation.
Charles E. Exley, Jr. (69)................  Director since 1988; Retired (1991); prior to that from January 1988 to September 1991 -- Chairman of the Board and Chief Executive
                                            Officer, NCR Corporation (business information processing systems);
                                            Trustee, The Andrew W. Mellon Foundation; Member, The Business
                                            Council and Board of Overseers, Columbia University Graduate School
                                            of Business.
Carleton S. Fiorina (44)..................  Director since 1999; President and Chief Executive Officer,
                                            Hewlett-Packard Company since July 1999; prior to that Group
                                            President, Global Services Provider Business, Lucent Technologies
                                            Inc. (communications systems and technology) since October 1997;
                                            prior to that from October 1996 to October 1997 -- President, Lucent
                                            Technologies Consumer Products; prior to that from January 1996 to
                                            October 1996 -- Executive Vice President, Corporate Operations,
                                            Lucent Technologies Inc.; prior to that from January 1995 to January
                                            1996 -- President, North America Region of the Network Systems Group,
                                            AT&T; prior to that from July 1994 to January 1995 -- President,
                                            Atlantic and Canada Region of the Network Systems Group, AT&T; prior to July 1994 -- senior positions with AT&T; Director, Kellogg
                                            Company.
Raymond Gilmartin (57)....................  Director since 1994; Chairman of the Board since November 1994,
                                            President and Chief Executive Officer since June 1994. From 1992 to
                                            June 1994, Mr. Gilmartin was Chairman, President and Chief Executive
                                            Officer of Becton Dickinson and Company.
William N. Kelley, M.D. (59)..............  Director since 1992; Chief Executive Officer, University of
                                            Pennsylvania Health System and Executive Vice President, Dean of the
                                            School of Medicine and Robert G. Dunlop Professor of Medicine,
                                            Biochemistry and Biophysics, University of Pennsylvania, for more than five years; Director, Beckman Coulter, Inc., Greater
                                            Philadelphia First and Philadelphia Orchestra Association; Trustee,
                                            Emory University; Fellow, American Academy of Arts and Sciences;
                                            Member, American Philosophical Society, Institute of Medicine of the
                                            National Academy of Sciences, Board of Managers of Wistar Institute;
                                            Chairman, Board of Governors of Leonard Davis Institute of Health
                                            Economics; Master, American College of Physicians.
Edward M. Scolnick, M.D. (58).............  Director since 1997; Executive Vice President, Science and Technology and President, Merck Research Laboratories for more than five years;
                                            Member, National Academy of Sciences and its Institute of Medicine.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
               NAME AND AGE                 MERCK & CO., INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
               ------------                 ---------------------------------------------------------------------
Samuel O. Thier, M.D. (61)................  Director since 1994; President since April 1997 and Chief Executive
                                            Officer since July 1996, Partners HealthCare System, Inc.; prior to that from May 1994 to April 1997 -- President, Massachusetts General
                                            Hospital; prior to that from October 1991 to May 1994 -- President,
                                            Brandeis University; Director, Fleet Financial Group; Member,
                                            Institute of Medicine of the National Academy of Sciences; Fellow,
                                            American Academy of Arts and Sciences; Trustee, Brandeis University,
                                            Boston Museum of Science, Cornell University, The Commonwealth Fund
                                            and WGBH Public Television; Master, American College of Physicians.
Dennis Weatherstone (68)..................  Director since 1988; Retired (1995); Chairman of the Board, J.P.
                                            Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New
                                            York (banking and other financial services) for more than five years;
                                            Director, General Motors Corporation, L'Air Liquide and Institute for
                                            International Economics; Independent Member of the Board of Banking
                                            Supervision of the Financial Services Authority, London; President,
                                            Royal College of Surgeons Foundation; Trustee, The Alfred P. Sloan
                                            Foundation; Member, The Business Council. Mr. Weatherstone is also a
                                            British citizen.
David W. Anstice (50).....................  President, Human Health-The Americas since January 1997 --
                                            responsible for the Company's prescription drug business in the
                                            United States, Canada and Latin America and medical and scientific affairs; prior to that since September 1994 -- President, Human
                                            Health-U.S./Canada -- responsible for the Company's prescription drug business in the United States and Canada, worldwide coordination of marketing policies and medical and scientific affairs; prior to that since January 1994 -- President, Human Health Europe. Mr. Anstice is
                                            an Australian citizen.
Paul R. Bell (53).........................  President, Human Health-Asia Pacific since April 1997 -- responsible for the Company's prescription drug business in the Far East,
                                            Australia, New Zealand and Japan; prior to that since March
                                            1994 -- Vice President and Managing Director-Australia and New
                                            Zealand.
Celia A. Colbert (42).....................  Vice President, Secretary and Assistant General Counsel since January
                                            1997; prior to that since November 1993 -- Secretary and Assistant
                                            General Counsel.
Linda M. Distlerath (45)..................  Vice President, Public Affairs since January 1999 -- responsible for public affairs and The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company); prior to that since October 1997 -- Executive Director, Public Policy and Merck
                                            Research Laboratories (MRL) Public Affairs; prior to that since April
                                            1995 -- Executive Director, MRL Public Affairs; prior to that since
                                            October 1990 -- Senior Director, Science & Technology
                                            Policy -- responsible for public policy strategies in support of the
                                            Company's research and development programs.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
               NAME AND AGE                 MERCK & CO., INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
               ------------                 ---------------------------------------------------------------------
Caroline Dorsa (39).......................  Vice President and Treasurer since February 1999 -- responsible for the Company's treasury and tax functions; prior to that since January
                                            1997 -- Vice President and Treasurer; prior to that since January
                                            1994 -- Treasurer.
Kenneth C. Frazier (44)...................  Vice President and Deputy General Counsel since January 1999; prior to that since January 1997 -- Vice President, Public Affairs and
                                            Assistant General Counsel -- responsible for public affairs, corporate legal activities and The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company);
                                            prior to that since April 1994 -- Vice President, Public Affairs;
                                            prior to that since May, 1992 -- Vice President, General Counsel and
                                            Secretary, Astra/Merck Group (a joint venture affiliated with the
                                            Company).
Richard C. Henriques Jr. (43).............  Vice President, Controller since February 1999 -- responsible for the
                                            Corporate Controller's Group and providing financial support for U.S.
                                            Human Health, Canada and Latin America (The Americas); prior to that since January 1998 -- Vice President & Controller, The Americas;
                                            prior to that since January 1997 -- Controller, The Americas; prior to that since January 1994 -- Controller, North America
                                            Pharmaceutical Care.
Bernard J. Kelley (57)....................  President, Merck Manufacturing Division since December 1993.
Judy C. Lewent (50).......................  Senior Vice President and Chief Financial Officer since January
                                            1997 -- responsible for financial and corporate development functions, internal auditing and the Company's joint venture relationships; prior to that since September 1994 -- Senior Vice
                                            President and Chief Financial Officer -- responsible for financial and public affairs functions, The Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company), internal auditing and the Company's joint venture relationships;
                                            prior to that since December 1993 -- Senior Vice President and Chief
                                            Financial Officer (since January 1993) -- responsible for financial and public affairs functions and The Merck Company Foundation.
Per G. H. Lofberg (51)....................  President, Merck-Medco Managed Care, L.L.C., a wholly-owned subsidiary of the Company since December 1995; prior to that since
                                            January 1994 -- President, Merck-Medco Managed Care Division. Mr.
                                            Lofberg is a Swedish citizen.
Adel Mahmoud (57).........................  President, Merck Vaccines since April 1999; prior to that since
                                            October 1998 -- Executive Vice President, Merck Vaccines; prior to that since 1987 -- John H. Hord Professor and Chairman, Department of
                                            Medicine and Physician-in-Chief, Case Western Reserve University and
                                            University Hospitals of Cleveland.
Mary M. McDonald (54).....................  Senior Vice President and General Counsel since January
                                            1999 -- responsible for legal and public affairs functions and The
                                            Merck Company Foundation (a not-for-profit charitable organization affiliated with the Company); prior to that since January,
                                            1993 -- Senior Vice President and General Counsel.

                                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
               NAME AND AGE                 MERCK & CO., INC.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
               ------------                 ---------------------------------------------------------------------
Roger M. Perlmutter (46)..................  Executive Vice President, Worldwide Basic Research and Preclinical
                                            Development, Merck Research Laboratories since July 1999; prior to that since February 1999 -- Executive Vice President, Merck Research
                                            Laboratories; prior to that since February 1997 -- Senior Vice
                                            President, Merck Research Laboratories; prior to that since May
                                            1989 -- Chairman, Department of Immunology, University of Washington.
Per Wold-Olsen (51).......................  President, Human Health-Europe, Middle East & Africa since January
                                            1997 -- responsible for the Company's prescription drug business in
                                            Europe, the Middle East and Africa and worldwide coordination of marketing policies; prior to that since September, 1994 -- President,
                                            Human Health-Europe -- responsible for the Company's European prescription drug business; prior to that since January
                                            1994 -- Senior Vice President, Worldwide Human Health Marketing. Mr.
                                            Wold-Olson is a Norwegian citizen.
Wendy L. Yarno (45).......................  Vice President, Human Resources since June, 1999; prior to that since
                                            January 1999 -- Vice President Worldwide Human Health Marketing;
                                            prior to that since November 1997 -- Vice President, Women's Health
                                            Care, Johnson & Johnson, Ortho-McNeil Pharmaceutical; prior to that since January 1995 -- Vice President, Hypertension and Heart Failure
                                            Therapeutic Business Group, U.S. Human Health, Merck & Co., Inc.;
                                            prior to that senior positions with the U.S. Human Health division of
                                            Merck.

                                    OFFEROR

                                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH
NAME AND AGE                                MC SUBSIDIARY CORP.; MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                -----------------------------------------------------------------------
George A. Dunston (30)....................  Sole Director, Vice President and Assistant Secretary of the Offeror
                                            since July 1999; Senior Attorney, Merck & Co., Inc. since 1998; prior to that since June 1996 an associate of the New York law firm of
                                            Brobeck, Pheleger & Harrison; prior to that since September 1994 an associate of the New York law firm of Brown & Wood.
Judy C. Lewent (50).......................  President of the Offeror since July 1999. See description above.
Richard N. Kender (43)....................  Vice President of the Offeror since July 1999. Vice President,
                                            Financial Evaluation and Analysis and Business Development, Merck &
                                            Co., Inc. since February 1999; prior to that since 1996 Vice President,
                                            Corporate Development; prior to that since 1994 Executive Director,
                                            Corporate Development.
Jon Filderman (41)........................  Vice President and Assistant Secretary of the Offeror since July 1999.
                                            Assistant Counsel to Merck & Co., Inc. since 1995. Prior to 1995, an associate of the New York law firm of Fried, Frank, Harris, Shriver &
                                            Jacobson.
Celia A. Colbert (42).....................  Secretary of the Offeror since July 1999. See description above.

MANUALLY SIGNED FACSIMILE COPIES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OF THE COMPANY OR HIS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ONE OF THE ADDRESSES SET FORTH BELOW:

                        THE DEPOSITARY FOR THE OFFER IS:
                          NORWEST BANK MINNESOTA, N.A.

           BY MAIL:                  BY HAND IN NEW YORK:         BY HAND/OVERNIGHT COURIER:
 Norwest Bank Minnesota, N.A.    The Depository Trust Company    Norwest Bank Minnesota, N.A.
      Shareowner Services             Transfer Agent Drop             Shareowner Services
   Reorganization Department     55 Water Street -- 1st Floor     161 North Concord Exchange
        P.O. Box 64858              New York, NY 10041-0099        South St. Paul, MN 55075
    St. Paul, MN 55164-0858
                                    FACSIMILE COPY NUMBER:
                                        (651) 450-4163

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and location listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.

                           445 Park Avenue, 5th Floor
                            New York, New York 10022

                        Banks and Brokerage Firms Call:
                                 (800) 662-5200
                                 (212) 754-8000
                           Stockholders Please Call:
                                 (800) 566-9061